Via Facsimile and U.S. Mail
Mail Stop 6010


March 27, 2006


Mr. Robert C. Low
Vice President, Finance and
Acting Chief Financial Officer
Advancis Pharmaceutical Corporation
20425 Seneca Meadows Parkway
Germantown, MD 20876


Re:	Advancis Pharmaceutical Corporation
	Form 10-Q for the Fiscal Period Ended September 30, 2005
	File No. 000-50414

Dear Mr. Low:

	We have completed our review of your Form 10-Q and have no further comments at this time.

								Sincerely,


								Jim Atkinson
      Accounting Branch Chief